Exhibit 4.a(6)

Agreement No. 53258.A.011

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Amendment 11

To

Agreement No. 53258.C

between

AT&T Services, Inc.
and

Amdocs Development Limited

Agreement No. 53258.A.011

AMENDMENT NO. 11

TO

AGREEMENT NO. 53258.C

This Amendment No. 11, effective as of the last date signed by a Party (“Effective Date”) and amending Restated and Amended Master Services and Software License Agreement Number 53258.C, is by and between Amdocs Development Limited, a Cyprus corporation (hereinafter referred to as “Supplier” or “Amdocs”), and AT&T Services, Inc., a Delaware corporation (hereinafter referred to as “AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties.”

WITNESSETH

WHEREAS, AT&T seeks to amend the Agreement to add Artificial Intelligence terms and conditions in this Amendment No. 53258.C.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, Supplier agree to modify the Agreement as follows:

1.
Section 3.44b. is deleted in its entirety and replaced by the following new Section 3.44b:
b.
Where a portion of the Work is subcontracted, Supplier remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any Subcontractor and any temporary worker engaged by Supplier, including compliance with all obligations set forth in Section 3.10.g FOSS clause and in Section 3.48 Supplier’s AI Responsibilities. Any use of a Subcontractor which is not an Affiliate of Supplier (but not of a Temporary Worker (as defined below)) must be either set forth in the applicable Order or otherwise communicated to AT&T before commencement of the Work. Supplier shall endeavor to obtain and maintain insurance for acts and omissions of Subcontractors in material conformity with the Insurance Section of this Agreement. Supplier agrees to execute a subcontract with every Subcontractor which materially conforms with the terms of this Agreement and, specifically, with the Insurance Section of this Agreement. Furthermore, Supplier agrees to have its Subcontractors under the Agreement execute the non-disclosure agreement attached as Appendix I, Exhibit 3.
2.
Section 2 “DEFINITIONS” is amended with the additional of the following definitions:

“AI Tools” means those Items related to artificial intelligence technology.

“AT&T AI Tools” means those Items related to artificial intelligence technology that are or have been developed by AT&T or on AT&T’s behalf, whether before, on, or after the Effective Date of this Agreement independent of any work performed under this Agreement, as well as any specific reconfigurations of AT&T software or Ask AT&T platform that enable any features, functionality, or capabilities related to artificial intelligence technology.

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.011

3.
New Subsection 3.48, titled “Supplier’s AI Responsibilities” is added as follows:
3.48.
Supplier’s AI Responsibilities:
a.
Supplier must adhere to the AT&T Artificial Intelligence (AI) Policy in Exhibit A hereto (which may be updated by AT&T from time to time as needed pursuant to an amendment to the Agreement) under this Agreement, as and to the extent applicable to the Services rendered by Supplier for AT&T under an Order under which Supplier will use AT&T AI Tools;
b.
Supplier agrees that prompts and data provided by AT&T to Supplier or obtained through access to AT&T AI Tools as a result of an Order or Services rendered by Supplier to AT&T are AT&T Information that Supplier will not store or use to train Supplier or third-party AI models, except as agreed otherwise in writing by the Parties;
c.
Supplier must identify to AT&T any source and object code, and related documentation, and receive CDO GenAI architecture approval of any other work product to be generated from or included (1) within the Deliverables that are part of Paid-For Development using AT&T AI Tools or (2) with the Improvement rendered as part of the Services, and upon delivery receive AT&T’s sponsoring business unit and CDO approval of such work product to AT&T, including integrating said code into AT&T’s Ask AT&T Gen AI development platform (e.g., API catalog) and repository for which AT&T will provide Supplier access;
d.
Supplier must provide subject matter expertise in the use of AI to create code, including frameworks, artifacts, and parameters for deploying use cases;
e.
Supplier must provide subject matter expertise in documenting and onboarding the Deliverables and related workloads provided using AT&T AI Tools or Improvements rendered as part of the Services;
f.
Supplier must enable AT&T to analyze any code created during the development of Deliverables as part of Paid-For Development or the Services that render Improvements, including Improvements, to enable AT&T and Supplier to comply with AT&T’s software policies and for AT&T to detect any vulnerabilities or harmful or unexpected inputs and outputs;
g.
To the extent Supplier uses Ask AT&T to generate software code and Ask AT&T warns the user that the generated code replicates other code, Supplier agrees the user will either (a) discard the generated code and prompt Ask AT&T to regenerate new code until no warning is given by Ask AT&T or (b) document all warnings associated with such resulting code when the code is submitted to AT&T; and
h.
To the extent Supplier accesses AT&T systems, including Ask AT&T, Supplier acknowledges that such systems are monitored by AT&T. With respect to Ask AT&T, Supplier authorizes AT&T to: a) receive and record all input into Ask AT&T, including typed input, audio, video, and computer files; b) send messages and notifications; and c) access profile information such as my name, email address, and preferred language.
i.
 Supplier must review any output created by AI for [***] before furnishing the Services to AT&T.
j.
Supplier is solely responsible for (a) ensuring, to the extent that any personal data or personally identifiable information (collectively “PII”) submitted during the Services rendered to AT&T using mutually agreed upon AI Tools, whether by inclusion in prompts or otherwise, is obtained by Supplier in compliance with applicable law, including privacy laws (excluding PII that AT&T provides to Supplier) and (b) managing collection and use of PII with the Services in compliance with, and as prescribed in, the AT&T AI Policy.

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.011

k.
For avoidance of doubt, this Agreement, including this Section 3.48, is not intended to derogate from the Parties’ rights and obligations under Section 3.27 of the Agreement (Ownership of Paid-For Development, Use and Reservation of Rights) or Section 3.16 (Information).
l.
For avoidance of doubt, this Agreement, including this Section 3.48, is not intended to prohibit or limit Supplier’s right to use Amdocs AI Tools for purposes of providing Services or Deliverables related to Supplier’s Standard Software including any modifications thereof, SaaS or managed services.
4.
New Section 3.49 titled “AT&T License to AT&T AI Tools” and Section 3.50 titled “Improvements to AI Tools” are added as follows:
3.49.
AT&T License to AT&T AI Tools

AT&T grants to Supplier during the Term of this Agreement, a worldwide, non-exclusive, non-assignable, fully paid-up license to copy, use, reproduce, and create derivative works of AT&T AI Tools solely for the provision of the Deliverables and Services to AT&T. Supplier may not use AT&T AI Tools on a standalone basis or with any of Supplier’s or another third party’s products or services.

3.50.
Improvements to AT&T AI Tools. AT&T exclusively owns all modifications and derivative works created under this Agreement by either party of AT&T AI Tools or associated work products generated by use of the AT&T AI Tools (“Improvements”). Supplier assigns to AT&T all rights, title, and interest, including intellectual property rights that Supplier has to any such Improvements that it makes to AT&T AI Tools. AT&T will be responsible, at its sole expense and discretion, for the preparation, prosecution and maintenance of any applications filed for protecting intellectual property rights arising from or related to the Improvements. Supplier will provide all reasonable and necessary assistance required to prepare, file, prosecute and maintain any such applications. If and to the extent that AT&T requests Supplier to embed any third party software in the Improvements, the parties will agree on the applicable license terms in writing. [***].
5.
Subsections i. and ii. under Subsection g. of Section 3.10 Technology Standards titled “FOSS” is hereby deleted in its entirety and replaced with the following clause Subsection i:
i.
For purposes of this Section, “FOSS” means any and all freeware, Open Source Software, or shareware and any software created using open source artificial intelligence, such as ChatGPT or Copilot, and applicable software licensing terms used or included in, or combined by or on behalf of Supplier with, the deliverables or otherwise provided by or on behalf of Supplier under this Agreement; and a “FOSS Disclosure” means a complete, current, and accurate listing of all FOSS, which identifies for each FOSS component: (i) the component name; (ii) its version or release number; (iii) its web site URL of origin; and (iv) the applicable software license and its version number. A FOSS Disclosure may be provided in the form of a web site made accessible to AT&T where Supplier posts the foregoing information.
ii.
Supplier shall [***] the Supplier’s Software [***]. Upon AT&T’s request, but not more than once a year, Supplier shall promptly, but in any event within [***] of such request, furnish to AT&T [***].

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.011

6.
Subsection 3.45 titled “Supplier’s Compliance with Industry Standards” is hereby deleted in its entirety and replaced with the following clause:
3.45.
Supplier’s Compliance with Industry Standards

Supplier represents and warrants that any commercial off the shelf (COTS) Materials that are developed, made available, or provided by or on behalf of Supplier under this Agreement adhere, and to the extent maintained by Supplier will continue to adhere, to the most current versions of one or more of the following security industry standards, methodologies, and/or quality controls:

•
Center for Internet Security (CIS) Standards/Benchmarks
•
ISO/IEC 27001
•
National Institute of Standards and Technology (NIST) SP 800-53 and Artificial Intelligence Risk Management Framework
•
OWASP Application Security Verification Standard
•
Payment Card Industry-Data Security Standards (PCI-DSS)
•
FOSS standards - OpenChain

In the event of an inconsistency or conflict between the requirements in this clause, the Specifications, and any other provisions in this Agreement, the most stringent requirements will control. Upon AT&T’s request, Supplier must promptly and reasonably answer questions concerning Supplier’s adherence to security industry standards or the COTS Materials.

7.
Section 3.43 “Warranty” shall be amended to add a new Subsection h titled “Ongoing Warranties” as follows:
h.
Ongoing Warranties
i
Supplier represents and warrants that AI-driven outcomes are [***] to the extent reasonably possible.
ii
Supplier warrants the Software portion of the Deliverables employs AI guardrails; AI firewalls; and security hygiene, that includes, without limitation, [***], to limit risks of harmful or unexpected inputs in production use. Supplier warrants that the Deliverables implement commercially reasonable measures to prevent use of the Deliverables outputting content that is substantially similar to content used to create the Deliverables.
iii
Supplier shall not use any AT&T information, prompt, or data, or AT&T customer information, prompt, or data, that is provided by AT&T to Supplier or is obtained as part of furnishing Improvement as part of the Services and is not Amdocs Pre-Existing Materials or Independently Developed Materials and/or any information of the type referenced in Section 3.16c.,[***], except as otherwise agreed by the Parties in writing.
iv
Supplier warrants that no third party software will be embedded in the Improvements unless requested to do so by AT&T.
8.
Subsection i.1. under Subsection b “Obligations” of Section 3.17 “Infringement” is hereby deleted in its entirety and replaced with the following clause:
i.

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.

Agreement No. 53258.A.011

1.
infringement (including, without limitation, direct, contributory and induced infringement) of any patent, copyright, trademark, service mark, or other Intellectual Property Right or license from use of or in connection with the Provided Elements, including, for example, any Covered Claim of infringement based on:
9.
New Exhibit A “AT&T’s AI Policy” is added as attached hereto:

See attached Exbibit A.

The Parties have caused this Amendment to be executed by their authorized representatives.

Amdocs Development Limited AT&T Services, Inc.

By:	By:

Name:	Name:	Steve Wehde

Title:	Title:	Lead Technical Sourcing Manager

Date:	Date:	11/17/2023

Proprietary and Confidential

This Agreement is not for use or disclosure outside of AT&T, its Affiliates, and its and their third party representatives, and Supplier except under written agreement by the contracting Parties.